Exhibit 10.29

AGREEMENT AND

AMENDMENT TO EMPLOYMENT AGREEMENT

AGREEMENT and AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of the 12th of December, 2008 (this “Amendment Agreement”), between DENNIS B. GILLINGS, Ph.D. (“Gillings”) and QUINTILES TRANSNATIONAL CORP. (the “Company”).

WHEREAS, an executive employment agreement was entered into and made effective the 25th day of September, 2003, among Gillings, Pharma, and the Company (the “Employment Agreement”); and

WHEREAS, Section 13(d) of the Employment Agreement provides that the Employment Agreement may be changed or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought; and

WHEREAS, Section 3(ix) of the Employment Agreement provides for the Company to effect, during or after Gillings employment, a modification, revision and/or termination of certain split-dollar insurance arrangements and understandings with Gillings and/or the irrevocable life insurance trusts created by Gillings in connection therewith, as reasonably necessary or appropriate, in a manner that will ultimately result in death benefits no less favorable to the trusts and Gillings, than those that would have been provided had such arrangements and understandings prior to the date of the Employment Agreement remained in place without change; and

WHEREAS, the Company has previously entered into split-dollar termination agreements with J.P. Morgan Trust Company of Delaware as trustee of certain trusts established under the Dennis B. Gillings Irrevocable Trust Agreement dated April 22, 1996, whose successor trustee under such agreement is Delaware Trust Company, N.A, (the “Policy Owner”), pursuant to which the Company has received all of its policy interests in certain New York Life insurance policies; and

WHEREAS, the Company has previously received a portion of its policy interests in certain John Hancock insurance policies held by the Policy Owner; and

WHEREAS, the Policy Owner has agreed to pay to the Company its remaining policy interests in such certain John Hancock insurance policies held by the Policy Owner; and

WHEREAS, the Company has agreed to pay Gillings a lump sum amount equal to $6,000,000.00 (less applicable tax withholdings) in connection with the termination of such split-dollar agreements and repayment to the Company by the Policy Owner of the Company’s remaining policy interests in the certain John Hancock insurance policies held by the Policy Owner; and

WHEREAS, in consideration of the Company’s release of its collateral assignment in connection with the split-dollar agreements and the cash payment to Gillings, the parties to this

Amendment Agreement desire to amend and modify the Employment Agreement to provide for the release of the Company and Pharma from any further obligations pursuant to Section 3(ix) of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

1.	The Company shall pay a single lump sum amount of $6,000,000.00, less applicable tax withholdings, to Gillings within 10 business days following the Effective Date of this Amendment Agreement (as set forth below).

2.	Within 3 business days following the payment to Gillings of the lump sum amount of $6,000,000.00, less applicable tax withholdings, as described in the preceding paragraph, Gillings shall cause the Delaware Trust Company, N.A., as trustee of the certain trusts established under the Dennis B. Gillings Irrevocable Trust Agreement dated April 22, 1996, to pay to the Company the Company’s remaining full policy interests in certain John Hancock Policies (Policy Numbers 20007431, 20007423 and 20007415), and, immediately following receipt of payment of such remaining policy interests, Company shall enter into split-dollar life insurance termination agreements with Delaware Trust Company, N.A., as trustee of such trusts in substantially the forms attached hereto, under which the Company agrees to the termination of the John Hancock split-dollar life insurance agreements upon the full repayment to the Company by the trust of the Company’s outstanding policy interests.

3.	Section 3(ix) of the Employment Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing or the other provisions of this Agreement, effective upon the payment by the Company to Gillings of a single lump sum amount of $6,000,000.00, less applicable tax withholdings, in connection with the execution of split-dollar life insurance termination agreements between the Company and Delaware Trust Company N.A., as trustee of certain trusts established under the Dennis B. Gillings Irrevocable Trust Agreement dated April 22, 1996, under which the Company, in consideration of receipt of full repayment by the trustee of the Company’s policy interests under certain John Hancock insurance policies (Policy numbers 20007431, 20007423 and 20007415), agrees to terminate such John Hancock split-dollar life insurance agreements, all parties to this Agreement agree that the Company and Pharma shall be deemed to have satisfied all obligations to Gillings pursuant to this Section 3(ix) of the Agreement and Gillings hereby releases Pharma and the Company from any and all further obligations and waives any and all claims against the Company and Pharma with respect to this Section 3(ix) of the Agreement and the split-dollar life insurance arrangements and understandings.”

The Effective Date of this Amendment Agreement shall be December 12, 2008.

This Amendment Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned individual has executed this Agreement under seal by adopting the word “SEAL” beside his name and the undersigned corporation has executed this Agreement under seal through its duly authorized officers as of the day and year first above written.

/s/ Dennis B. Gillings
Dennis B. Gillings, Ph.D.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Michael Mortimer

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